UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 26, 2006

Southwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:

OK

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

608 South Main Street Stillwater, OK 74074

(Address and zip code of principal executive offices)

405-372-2230

(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

At its meeting of January 26, 2006,the Stock Option Committee of the Board of Directors of Southwest Bancorp, Inc. ("Southwest") determined to award 900 shares of restricted stock under the 1999 Stock Option Plan to each independent director of Southwest, Stillwater National Bank, and SNB Bank of Wichita. Restricted stock agreements including vesting schedules are expected to be executed in the near future. The restrictions on these shares will lapse 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and 1/3 on the third anniversary of the date of grant, provided that all restrictions will end, and the award will be fully vested, upon a change in control of Southwest or the permanent and total disability, death, or retirement of the participant. Independent directors are: James E. Berry, II, Thomas D. Berry, Joe Berry Cannon, John Cohlmia, J. Berry Harrison, Erd M. Johnson, David P. Lambert, Anthony W. Martin, Linford R. Pitts, Robert B. Rodgers, and Russell W. Teubner.

The filing of this disclosure does not constitute an admission by Southwest that any binding agreement has been entered with any of the listed officers or directors with respect to the grants of stock options or restricted stock described herein. Until the referenced stock option agreements and restricted stock agreements are executed and delivered, Southwest reserves the right to determine not to grant any or all such stock options or restricted stock awards or to grant them with terms different from those described above.

Item 8.01	OTHER EVENTS

At its meeting of January 26, 2006, the Board of Directors of Southwest Bancorp, Inc. ("Southwest") authorized a program for the repurchase of up to 5% of Southwest's outstanding common stock, par value $1.00 per share in connection with shares expected to be issued under Southwest's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until April 1, 2008, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting, and other factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Southwest Bancorp, Inc.

By:	/s/ Rick Green

Name:	Rick Green
Title:	President and CEO
Date:	Wednesday, February 01, 2006